Exhibit 99.01

                CEPHEID REPORTS FIRST QUARTER 2005 RESULTS

   TOTAL REVENUES INCREASE BY 169% DRIVEN BY 182% INCREASE IN PRODUCT SALES
            GROSS MARGIN DOLLARS ON PRODUCT SALES INCREASE BY 134%

     SUNNYVALE, Calif., May 4 /PRNewswire-FirstCall/ -- Cepheid (Nasdaq: CPHD) today announced financial results for the quarter ended March 31, 2005.

     Product sales for the quarter ended March 31, 2005 increased 182% to approximately $18.8 million from approximately $6.6 million for the corresponding prior year period. The increase in product sales for the quarter ended March 31, 2005 as compared to the corresponding prior year period was due to a 597% increase in reagent and disposable sales and a 31% increase in instrument sales.

     Total revenues for the quarter ended March 31, 2005 increased 169% to approximately $19.6 million compared to approximately $7.3 million for the corresponding prior year period. The increase in total revenue for the quarter ended March 31, 2005 as compared to the corresponding prior year period was due primarily to the increase in product sales. Contract revenue of $0.6 million for the quarter ended March 31, 2005 was primarily derived from the amortization of up-front license fees in connection with the Company's collaboration with bioMerieux.

     Gross Margin Dollars on product sales (total product sales less cost of product sales) for the quarter ended March 31, 2005 increased by 134% as compared to the corresponding prior year period. The gross margin percentage on product sales for the quarter ended March 31, 2005 was 45% compared to 55% for the corresponding prior year period. Gross margin percentage in the prior year period did not include the amortization of up front license fees and higher ongoing royalty costs associated with the company's patent license agreements entered into with Applera Corporation and F. Hoffman-LaRoche Ltd in the second and third quarter of 2004, respectively and included the impact of favorable product pricing. Gross margin on product sales for future quarters in 2005 is expected to be in the range of 45% - 49%, which is consistent with the Company's previous guidance of an expected improvement over our 2004 total margin of 45%.

     Net loss for the quarter ended March 31, 2005 was approximately $3.5 million, or $0.08 per share, compared to a net loss of approximately $4.1 million, or $0.11 per share for the corresponding prior year period.

     "We progressed in developing our test menu pipeline during the quarter with the initiation of our Customer Specified Reagent (CSR) program. The CSR program enables customer-developed assays to take advantage of Cepheid's proprietary bead technology wherein the customer's reagents are processed at Cepheid. These customer developed tests are expected to provide near-term revenues while at the same time contributing to our Analyte Specific Reagent (ASR) product menu for selected CSR's. Presently, CSR programs have been initiated for Leishmania, Avian Influenza, E. coli STEC/O157:H7, Salmonella and Listeria, as well as B. bruxellensis, L. brevis, and L. hilgardia, which are organisms encountered in the production of wine. The ASR product menu has been expanded with two new ASR's in addition to the four released in the fourth quarter of 2004."

     "GeneXpert module shipments were completed for Phase I BDS installations during the quarter and shipments of modules to be used with Phase II BDS installations were initiated. Purchase orders were received during Q1 2005 for over 600 GeneXpert modules to be shipped during 2005 for Phase II installation of BDS units. To date, over 650,000 anthrax tests have been completed on installed BDS systems with no false positives," stated John Bishop, Cepheid's CEO.

     2005 Outlook
     Commenting on Cepheid's outlook for the remainder of 2005, Mr. Bishop stated:

     "We expect to release our first ASR product for use on the GeneXpert system during the second quarter. This will represent the first use of the GeneXpert system in the clinical market and will mark the first time that ultra sensitive Nested PCR has been run on an automated system. The use of Nested PCR has enabled the GeneXpert system to detect pico gram levels versus nano gram levels on other systems representing a potential increase in sensitivity of up to 1000 times."

     "Development of our initial FDA product for detection of Group B Strep
(GBS) continues on the GeneXpert system and a second generation version of GBS on the SmartCycler system is also being developed. We have modified our development and clinical plans to potentially enable simultaneous introduction of both the GeneXpert and SmartCycler versions of the product at the end of this year or early 2006. A product for the detection of Enterovirus is also expected to enter clinical trials at the end of Q2 or early Q3 this year. Research has also been initiated on a GeneXpert version of Methicillin Resistant Staph aureus
(MRSA) and a second generation MRSA for the SmartCycler system. Both tests are expected to be simultaneously released to the market during the first half of 2006."

     "We reaffirm that we expect our 2005 product sales to be in the range of $80.0 million to $84.0 million, based on anticipated Phase II sales for the USPS program and sales expected from other existing products. We also reaffirm that we expect our 2005 net loss to be in the range of $9.0 million to $11.0 million or $0.21 to $0.26 per share based on actual weighted average shares outstanding of 42.2 million as of March 31, 2005. Our net loss projections do not include any stock compensation expense associated with SFAS 123R for which mandatory implementation has been delayed until January 1, 2006 by the Securities and Exchange Commission."

     As of March 31, 2005, the Company had $54.9 million in unrestricted cash and marketable securities.

     Conference Call Information
     Cepheid's CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-257-1927 (domestic) or 303-262-2141 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

     After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com, through May 4, 2006. A replay of the conference call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through May 11, 2005; the conference ID is 11029640. The replay will be available after 6:30 pm (Eastern).

     About Cepheid
     Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

     This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to future product releases, product performance, future revenues, future net losses and the status of the USPS BDS program. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual United States Postal Service (USPS) funding and deployment of the Biohazard Detection System (BDS); the occurrence of delays with respect to the BDS, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the BDS performs to specifications; development and manufacturing problems, including with respect to the GeneXpert system and reagents; the need for additional licenses for new tests and other products and the terms of such licenses; our ability to complete clinical trials in a timely manner for products to be marketed in clinical markets; our ability to successfully commercialize our stand-alone GeneXpert system; lengthy sales cycles in certain markets; the performance and market acceptance of new products; our reliance on distributors to market, sell and support our products; the occurrence of unforeseen expenditures, acquisitions or other transactions; our success in increasing direct sales; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; underlying market conditions worldwide. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2004 and "Factors that Might Affect Future Results" in its most recent quarterly report on Form 10-Q, each filed with the Securities and Exchange Commission.

     All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

     CONTACTS:
     At the Company:
     John L. Bishop                        John R. Sluis
     CEO, Cepheid                          CFO, Cepheid
     408-541-4191                          408-541-4191
     john.bishop@cepheid.com               john.sluis@cepheid.com

     At Financial Relations Board:
     Tim Grace                             Tricia Ross
     Media Contact                         Investor/Analyst Information
     312-640-6667                          617-520-7064
     tgrace@financialrelationsboard.com    tross@financialrelationsboard.com

                                     CEPHEID
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited) (in thousands, except per share data)

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                         2005           2004
                                                    -------------    -----------
Revenues:
  Instrument sales                                     $    6,360    $    4,871
  Reagent and disposable sales                             12,392         1,777
     Total Product Sales                                   18,752         6,648
  Contract revenues                                           646           613
  Grant and government sponsored
   research revenues                                          168            --
     Total revenues                                        19,566         7,261
Operating costs and expenses:
  Cost of product sales                                    10,274         3,018
  Collaboration profit sharing                              3,606           425
  Research and development                                  4,506         3,630
  Selling, general and administrative                       4,555         3,067
  Expense for patent related matter                            --         1,264
     Total costs and operating expenses                    22,941        11,404
Loss from operations                                       (3,375)       (4,143)
Other income (expenses), net                                  (83)           (4)
Net loss                                               $   (3,458)   $   (4,147)

Basic and diluted net loss per share                   $    (0.08)   $    (0.11)
Shares used in computing basic and diluted
 net loss per share                                        42,245        38,710

                                     CEPHEID
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                      March 31,     December 31,
                                                        2005           2004
                                                     -----------    ------------
                                                     (unaudited)        (1)

                   ASSETS
Current assets:
Cash and cash equivalents                             $   21,391    $   23,189
Marketable securities                                     33,475        34,250
Accounts receivable                                       12,521        14,584
Inventory                                                  7,962         6,544
Prepaid expenses and other current assets                  1,859           402
Total current assets                                      77,208        78,969
Property and equipment, net                               10,338         9,756
Restricted cash                                              688           688
Intangible assets, net                                    30,335        30,902
Total assets                                          $  118,569    $  120,315

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable                                      $   10,842    $    8,074
Accrued compensation                                       1,837         2,836
Accrued royalties                                          2,830         2,113
Accrued other liabilities                                  4,567         4,517
Current portion of deferred revenue                        3,289         3,847
Current portion of licensing fees payable                 10,580        10,476
Current portion of equipment financing                     1,681         1,889
Total current liabilities                                 35,626        33,752

Long term portion of deferred revenue                      5,714         6,190
Long term portion of licensing fees payable                7,636         8,561
Equipment financing, less current portion                  1,246         1,604
Line of credit                                             4,000         4,000
Deferred rent                                                621           599
Commitments
Shareholders' equity:
Preferred stock                                               --            --
Common stock                                             153,644       152,136
Additional paid-in capital                                 7,521         7,517
Accumulated other comprehensive loss                         (74)         (137)
Accumulated deficit                                      (97,365)      (93,907)
Total shareholders' equity                                63,726        65,609
Total liabilities and shareholders' equity            $  118,569    $  120,315

(1) The balance sheet at December 31, 2004 has been derived from the Company's audited financial Statements, which are included in the Company's 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                             See accompanying notes.

SOURCE  Cepheid
    -0-                             05/04/2005
    /CONTACT: John L. Bishop, CEO, john.bishop@cepheid.com, or John R. Sluis, CFO, john.sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Tim Grace, +1-312-640-6667, tgrace@financialrelationsboard.com, or
Investor/Analyst Information, Tricia Ross, +1-617-520-7064, tross@financialrelationsboard.com, both of Financial Relations Board, for Cepheid/
    /Web site:  http://www.cepheid.com